SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant     ☐

Filed by a Party other than the Registrant     ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may publish the material filed herewith as Exhibit 1 (the “Website Material”), or portions thereof, to its website, www.RestoretheMagic.com, or to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders.

Exhibit 1

CNBC

Jim Cramer (Reporter):

“[Disney] stock has been a horror show for ages, and the Board hadn’t really been doing its job until Nelson Peltz…decided to launch a proxy fight.”

Source: Mad Money dated March 25, 2024

Bloomberg

Scarlet Fu (Reporter):

“[Nelson Peltz] is gaining the support of a number of business leaders in his bid to join the Disney board. Institutional Shareholder Services, an influential shareholder advisory firm, has [also] supported Peltz in its recent report.”

Source: Bloomberg Markets: The Close dated March 21, 2024

Los Angeles Times

Ryan Faughnder (Reporter):

“...[Nelson] Peltz isn’t the type of investor to get in for a quick flip. He’s known, instead, for taking long-term positions in companies. And some corporate leaders who fought to avoid Peltz joining their boards ended up praising him after he succeeded.”

Source: Will Nelson Peltz’s Disney proxy campaign prove to be a costly distraction? Dated March 19, 2024

Reuters

Jen Saba (Reporter):

“A good corporate board ought to make the company’s chief executive feel a little uncomfortable. For that reason, investors in Walt Disney would be smart to vote activist Nelson Peltz onto the $200 billion entertainment firm’s board when they get the chance on April 3.”

Source: Disney’s CEO still has time to be a hero dated March 20, 2024